                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 14A

                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the registrant [ ]
Filed by a party other than the registrant [X]

Check the appropriate box:
[ ]Preliminary proxy statement                            [ ] Confidential, for use of the
                                                              Commission only (as permitted by
                                                              Rule 14a-6(e)(2))
[ ]  Definitive proxy statement
[X]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                              DEL WEBB CORPORATION
                (Name of Registrant as Specified In Its Charter)

                               J.F. SHEA CO., INC.
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]  No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

                                                                    NEWS RELEASE

CONTACTS:
Bruce Varker
J.F. Shea Co., Inc.
909/598-1841
or
Stanley J. Kay
MacKenzie Partners, Inc.
212/929-5940

FOR IMMEDIATE RELEASE:

November 2, 2000 - Walnut, CA - J.F. Shea Co., Inc. today announced that as previously indicated, its proposal to acquire all of the outstanding common stock of Del Webb Corp. (NYSE: WBB) for $30 per share, subject to limited confirmatory due diligence, has lapsed effective November 2, 2000.

Shea noted that its financial advisors have had an informative discussion with Del Webb's financial advisors. John F. Shea, President and Chief Executive Officer, stated, "We would welcome further constructive dialogue."

The following persons may be deemed to be "participants" in the proxy solicitation under the federal securities laws: J.F. Shea, John F. Shea, President and Chief Executive Officer and a principal shareholder of J.F. Shea, and Bruce J. Varker, Executive Vice President of Finance and Planning of J.F. Shea, Roy Humphries, President and Chief Executive Officer of Shea Homes, Batchelder & Partners, Inc., financial adviser to J.F. Shea, David H. Batchelder, Chairman and Chief Executive Officer, Batchelder & Partners, Inc., Joel L. Reed, President and Chief Operating Officer of Batchelder & Partners, Inc., Kathleen D. Scott, Partner of Batchelder & Partners, Inc., and Ralph V. Whitworth, Partner of Batchelder & Partners, Inc. The participants' interests in the solicitation are described in the proxy statement, which can be obtained as set forth above.

J.F. Shea Co., Inc. together with its affiliates and subsidiaries is one of the nation's largest builders and developers of master planned communities, homes, apartments, offices, industrial parks and neighborhood and community shopping centers and also operates as a civil infrastructure contractor and venture capital investor. The company is privately owned and has been in business for over 120 years. Shea's growth has been both internal and through acquisitions, including the 1997 acquisition of Mission Viejo Company and the 1998 acquisition of UDC Homes, Inc. with a combined transaction value of approximately $940 million. Further information may be obtained by visiting J.F. Shea's website at www.jfshea.com.

                                      # # #